As Filed with the Securities and Exchange Commission on December 6, 2004.
Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MONONGAHELA POWER COMPANY
(Exact name of registrant as specified in its charter)

Ohio	4911	13-5229392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1310 Fairmont Avenue
Fairmont, WV 26554
(304) 366-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David B. Hertzog
Vice President
Monongahela Power Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
(724) 837-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Phyllis G. Korff, Esq.
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6.70% First Mortgage Bonds Due 2014	$120,000,000	100%	$120,000,000	$15,204

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 6, 2004

PROSPECTUS

MONONGAHELA POWER COMPANY

        Offer to exchange $120.0 million aggregate principal amount of 6.70% First Mortgage Bonds due 2014 (which we refer to as the “Restricted Bonds”) for $120.0 million aggregate principal amount of 6.70% First Mortgage Bonds due 2014 (which we refer to as the “Exchange Bonds”), which have been registered under the Securities Act of 1933, as amended.

        The exchange offer will expire at 5:00 p.m., New York City time, on ___________, 2005, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.
•	You may withdraw tenders of Restricted Bonds at any time prior to the expiration or termination of the exchange offer.
•
The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Bonds do not apply to the Exchange Bonds, and the Exchange Bonds and the Restricted Bonds will have different CUSIP numbers.
•
The exchange of Restricted Bonds for Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption "Material United States Federal Income Tax Considerations" for more information.
•	We will not receive any proceeds from the exchange offer.
•
We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy our obligations under a registration agreement between us and the initial purchasers of the Restricted Bonds.

        There is no established trading market for the Exchange Bonds, although the Restricted Bonds currently trade on the Portal Market.

        See “Risk Factors” beginning on page 8 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2005.

TABLE OF CONTENTS

Page
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF THE EXCHANGE BONDS
PLAN OF DISTRIBUTION
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE	ii 1 8 16 16 17 19 25 35 36 37 37 37 37

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge, to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Monongahela Power Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
Attention: Investor Relations

        Oral requests should be made by telephoning (724) 838-6196.

        In order to obtain timely delivery, you must request the information no later than ____________, 2005, which is five business days before the expiration date of the exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that are incorporated by reference in this prospectus include forward-looking statements. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to:

•	regulation;
•	execution of restructuring activity;
•	results of litigation;
•	financing plans;
•	demand for energy and the cost and availability of inputs;
•	demand for products and services;
•	capacity purchase commitments;
•	provider-of-last-resort and power supply contracts;
•	results of operations;
•	capital expenditures;
•	status and condition of plants and equipment;
•	internal controls and procedures;
•	accounting issues; and
•	asset sales.

        Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances.

        Factors that could cause actual results to differ materially include, among others, the following with respect to us or our parent company, Allegheny Energy, Inc.:

•	the results of regulatory proceedings, including proceedings related to rates;
•	changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts;
•	changes in laws and regulations applicable to us, our markets, or our activities;
•	environmental regulations;
•	the loss of any significant customers and suppliers;
•	changes in the price of power and fuel for electric generation;
•	execution of restructuring activity;
•	complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis;
•	general economic and business conditions;
•	changes in access to capital markets;
•	the continuing effects of global instability, terrorism, and war;
•	changes in industry capacity, development, and other activities by our competitors;
•	changes in the weather and other natural phenomena;
•	changes in technology;
•	the effect of accounting policies issued periodically by accounting standard-setting bodies; and
•	changes in business strategy, operations, or development plans.

        Factor that could cause or contribute to these differences are discussed in the section entitled "Risk Factors" included in this prospectus.

iii

SUMMARY

        The following summary contains basic information about us and this exchange offer. It does not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document, the documents incorporated by reference in this prospectus and the documents to which we have referred you. As used in this prospectus, the terms “Monongahela Power,” “our,” “us” and “we” refer to Monongahela Power Company and its subsidiaries as a combined entity, except where it is made clear that such terms mean only Monongahela Power Company.

Monongahela Power Company

        We are a combined electric and gas utility company that engages in: the generation, transmission and distribution of electric power; the production, transmission and distribution of natural gas in West Virginia; and the transmission, distribution and sale of electric power in Ohio. We were incorporated in 1924 and are an Ohio corporation. We serve approximately 344,000 electric and 201,000 natural gas customers in a service area that covers approximately 14,000 square miles and contains a population of approximately 1,214,000. We are a wholly-owned subsidiary of Allegheny Energy, Inc. (“Allegheny”) and, together with West Penn Power Company and The Potomac Edison Company, operate electric and natural gas transmission and distribution (“T&D”) systems under the Allegheny Power name.

        We recorded revenues of $511.7 million and $718.9 million in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Our businesses are comprised of two business segments: Generation and Marketing, which consists of our electric generation operations, and Delivery and Services, which consists of our regulated electric T&D systems. Our Generation and Marketing segment recorded revenues of $234.1 million and $350.9 million in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Our Delivery and Services segment recorded revenues of $502.4 million and $655.4 million in the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

        Our T&D system includes approximately 23,559 miles of distribution lines, 235 miles of 500-kilovolt transmission lines and 256 T&D substations. In addition to our electric services, we also currently conduct a regulated natural gas T&D business, primarily through our Mountaineer Gas Company (“Mountaineer”) subsidiary, which is a regulated public utility natural gas company. Mountaineer also includes Mountaineer Gas Services, Inc. (“MGS”), which operates natural gas-producing properties, natural gas-gathering facilities and intrastate transmission pipelines and is engaged in the sale and marketing of natural gas in the Appalachian basin. MGS owns more than 300 natural gas wells and has a net revenue interest in about 100 additional wells. Our natural gas business in West Virginia owns approximately 4,850 miles of natural gas distribution pipelines. During 2003, we sold or transported 64 billion cubic feet (“Bcf”) of natural gas.

        In August 2004, we signed a definitive agreement to sell our natural gas operations in West Virginia to Mountaineer Gas Holdings Limited Partnership, a partnership composed of IGS Utilities LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners, LLC, for $141 million in cash and the assumption of approximately $87 million of long-term debt, subject to certain closing adjustments. In addition, the buyer will pay us, over a three-year period, certain amounts due to us from affiliates holding or owning the West Virginia natural gas operations. These amounts will be finally determined at the closing of the transaction. We expect to utilize net proceeds from the sale to reduce debt. Our natural gas operations consist of the natural gas assets of Monongahela, Mountaineer and MGS.

        During the third quarter of 2004, we recorded a charge against earnings to write-down our investment in our natural gas operations to the expected net proceeds from the sale. The write-down resulted in a charge against earnings of $35.1 million, before income taxes ($20.7 million net of income taxes). The agreement is subject to certain closing conditions, third-party consents and state and federal regulatory approvals, including approval of a rate adjustment from the Public Service Commission of West Virginia. The sale is expected to be completed in mid-2005.

        The rates we charge our customers are regulated by the Public Service Commission of West Virginia and the Public Utilities Commission of Ohio (“PUCO”). In West Virginia, we charge bundled rates for our electric and gas services that are determined through traditional regulated utility ratemaking (cost-based). Our rates in Ohio reflect separate charges based on functional components: a generation (or supply) charge, a restructuring charge and T&D charges.

        Ohio is responsible for approximately 9.5% of our revenues and accounts for approximately 29,000 (7.4%) of our customers. In Ohio, we are required to provide generation through 2005 at capped rates to residential customers who do not choose an alternate electricity supplier, as well as to those residential customers who return to us from alternative suppliers and to our smaller industrial and commercial customers. Our T&D service in Ohio is also subject to rate caps through 2005 for all residential and smaller industrial and commercial customers and, thereafter, will be subject to traditional ratemaking. Our generation and T&D rates for our larger industrial and commercial customers in Ohio were subject to rate caps through 2003 based on a stipulation approved by PUCO, and we are currently disputing with PUCO whether these rate caps have terminated or remain in effect through 2005. As a result of this dispute, we continue to charge our larger industrial and commercial generation and T&D customers in Ohio capped rates.

        We own generating capacity totaling 2,117 megawatts (“MW”) in Virginia, West Virginia and Pennsylvania, of which 1,896 MW (89.6%) are from coal-fired facilities and 221 MW (10.4%) are from pumped-storage hydro facilities. All of our generation facilities are operated for us by our affiliate, Allegheny Energy Supply Company, LLC (“AE Supply”). We transferred our Ohio jurisdictional generating assets to AE Supply in 2001. We have also entered into wholesale power purchase contracts with AE Supply in order to satisfy the generation needs of our Ohio customers.

        The following tables show the nominal operational generating capacity that we own or have acquired under Public Utility Regulatory Policies Act of 1978 (“PURPA”) contracts as of December 31, 2003:

Monongahela Power Company Stations
Nominal Maximum Operational Generating Capacity (MW)

Nominal Maximum Operational Generating Capacity
Coal-Fired (Steam) Stations
Albright (Albright, WV)	184
Fort Martin (Maidsville, WV)	212
Harrison (Haywood, WV)	417
Hatfield's Ferry (Masontown, PA)	400
Ohio Valley Electric Corp. (Chelsea, OH) (Madison, IN)[1]	78
Pleasants (Willow Island, WV)	277
Rivesville (Rivesville, WV)	121
Willow Island (Willow Island, WV)	207
Pumped-Storage Station[2]
Bath County (Warm Springs, VA)[3]	221

Total Monongahela Power Owned Capacity	2,117

_________________

[1]	Ohio Valley Electric Corporation ("OVEC") is owned by 11 electric utility companies, and its power participation benefits are afforded to approximately 12 sponsoring companies. We have a 3.5% interest in OVEC. On May 14, 2004, our parent company, Allegheny, signed a purchase agreement to sell 9% of its equity interest in OVEC. This sale will not affect our interest in OVEC.
[2]
The term "pumped-storage" refers to our Bath County hydro-station in Warm Springs, Virginia, which stores energy for use principally during peak load hours. The station uses reversible pumping/generating equipment to raise water from a lower to an upper reservoir, generally during off-peak hours. During the generating cycle, power is produced by water falling from the upper to the lower reservoir, with the pumping/generating equipment operating in reverse mode.
[3]
We own a 23% interest in Allegheny Generating Company ("AGC"). AGC's sole asset is a 40% interest in the Bath County pumped-storage station. The figure in the table above reflects capacity entitlement through our ownership position in AGC.

PURPA Generation Projects
Nominal Maximum Operational Generating Capacity (MW)

	Nominal Maximum Operational Generating Capacity	PURPA Contract Termination Date
Coal-Fired (Steam):
Grant Town (Grant Town, WV)	80	05/28/2028
West Virginia University (Morgantown, WV)	50	04/17/2027
Hydro:
Hannibal Lock and Dam (New Martinsville, WV)	31	06/01/2034

Total PURPA Committed Generating Capacity	161

Recent Development

        In November 2003, the Federal Energy Regulatory Commission (“FERC”) issued a series of orders related to transmission rate design for the PJM Interconnection, LLC ("PJM") and Midwest Independent Transmission System Operator (“Midwest”) regions. Specifically, FERC found that the payment of multiple and additive (i.e., “pancaked”) rates for movement of power between PJM and the Midwest regions is not just and reasonable. FERC ordered the elimination of pancaked rates and the implementation of a transitional rate design for a two-year period and ordered the parties to develop a long-term rate design solution. In a settlement approved by FERC in March 2004, the parties agreed to continue pancaked rates through December 1, 2004, to forego a transitional rate design and file to implement a long-term rate design solution to be effective on December 1, 2004. Following a series of stakeholder meetings, we filed a long-term regional rate proposal on October 1, 2004 in conjunction with several other transmission owners, in compliance with the settlement. Another group of transmission owners and stakeholders filed a competing proposal. In a November 18, 2004 order, FERC found neither of the proposals to be acceptable as filed and ordered, effective December 1, 2004, the continuation of the existing rate design in the PJM and Midwest regions and the implementation of a transition charge through March 31, 2006 in both regions. Allegheny estimates that the transition charges assessed and the revenues received from the transition charges will not result in additional costs to the Distribution Companies. However, these net transition charges will be subject to FERC-authorized adjustments for the twelve-month period ending March 31, 2006. Allegheny estimates that these adjustments, if ultimately accepted by FERC, will result in net transition charges to the Distribution Companies of approximately $11.5 million for the twelve-month period ending March 31, 2006. See the section entitled "Risk Factors - Risks Relating to Regulation" elsewhere in this prospectus.

Principal Executive Offices

        We were incorporated in 1924 and are an Ohio Corporation. Our principal executive offices are located at 1310 Fairmont Avenue, Fairmont, West Virginia 26554, and our telephone number at that address is (304) 366-3000.

Summary Description of the Exchange Offer

        On June 9, 2004, we completed the private offering of $120.0 million aggregate principal amount of 6.70% First Mortgage Bonds due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds in which we agreed, among other things, to deliver a prospectus and to complete an exchange offer for the Restricted Bonds. The summary below describes the principal terms of the exchange offer.

Restricted Bonds	$120.0 million principal amount of 6.70% First Mortgage Bonds due 2014.
Exchange Bonds
$120.0 million principal amount of 6.70% First Mortgage Bonds due 2014, the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"). The form and terms of the Exchange Bonds are identical in all material respects to those of the Restricted Bonds, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the Restricted Bonds do not apply to the Exchange Bonds, and the Exchange Bonds and the Restricted Bonds will have different CUSIP numbers.
Exchange Offer
We are offering to issue up to $120.0 million principal amount of Exchange Bonds in exchange for a like principal amount of the Restricted Bonds to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.
Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on ________, 2005, unless extended in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

•	you are not our "affiliate," as defined in Rule 405 under the Securities Act;
•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds; and
•	you are acquiring the Exchange Bonds in your ordinary course of business.

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on _________, 2005 (the expiration date).
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer--Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering the Restricted Bonds
Except as described in the section titled "The Exchange Offer--Procedures for Tendering," a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Bonds into the exchange agent's account at The Depository Trust Company ("DTC") prior to the expiration of the exchange offer.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Restricted Bonds are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.
Material Federal Income Tax Considerations
The exchange of the Restricted Bonds for Exchange Bonds in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material United States Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent	Citibank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer-- Exchange Agent."
Resales of Exchange Bonds
Based on interpretations of the Securities Act by the staff of the SEC in no-action letters to third parties, we believe that, with certain exceptions, the Exchange Bonds you receive in the Exchange Offer may be offered for resale, re-sold or otherwise transferred without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Restricted Bonds, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Bonds, or any broker-dealer that purchased Restricted Bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;
•	will not be able to tender its Restricted Bonds in the exchange offer; and
•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Bonds, unless the sale or transfer is made under an exemption from those requirements.
See the discussion below under the caption "The Exchange Offer--Consequences for Exchanging or Failing to Exchange Restricted Bonds" for more information.

Broker-Dealer	Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Bonds. By so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds that were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.See "Plan of Distribution" for more information.
Registration Rights Agreement
When we issued the Restricted Bonds in June 2004, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to file a registration statement with the SEC relating to an offer to exchange the Restricted Bonds for the Exchange Bonds. If one of the following registration events of default occurs, the interest rate borne by the Restricted Bonds will be increased at a rate of 0.25% per annum during the 90-day period following such registration event of default and will increase by 0.25% per annum each subsequent 90 day period until all defaults have been cured (but shall not exceed 0.50% per annum):

•	the registration statement is not declared effective on or before April 5, 2005;
•	the exchange offer has not been consummated within 45 days of the registration statement being declared effective; or
•
the registration statement is filed and declared effective, but ceases thereafter to remain effective for at least 20 business days or fails to be usable for the purpose of exchanging Restricted Bonds for Exchange Bonds without, within 20 business days, being succeeded by a post-effective amendment that cures the failure, and is itself declared effective within 10 business days.

In certain limited circumstances, we will be required to file a shelf registration statement to cover resales of the Restricted Bonds by the holders thereof.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Description of Exchange Bonds--Registration Rights."

Consequences of Not Exchanging Restricted Bonds in the Exchange Offer

        If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

•	if they are registered under the Securities Act and applicable state securities laws;
•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds” and “Description of the Exchange Bonds — Registration Rights Agreement.”

Summary Description of the Exchange Bonds

        The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Bonds” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	Monongahela Power Company.
Securities	Up to $120.0 million aggregate principal amount of 6.70% First Mortgage Bonds due 2014.
Maturity	June 15, 2014.
Interest Rate	The Exchange Bonds will bear interest at a rate of 6.70% per annum.
Interest Payment Dates
We will pay interest on the Exchange Bonds semi-annually in arrears on each of June 15 and December 15. The Restricted Bonds bear interest from their date of issuance, and the first interest payment will be made on December 15, 2004.
Ranking
The Exchange Bonds will rank equally in right of payment with our other existing or future first mortgage bonds. As of the date of this prospectus, we have $490 million aggregate principal amount of first mortgage bonds outstanding.
Optional Redemption
The Exchange Bonds will be redeemable at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each holder of the Exchange Bonds, for a price equal to the greater of:

•	100% of the principal amount of the Exchange Bonds to be redeemed, plus any accrued and unpaid interest to the redemption date, or
•
the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined herein) plus 50 basis points, plus accrued interest to the redemption date.

Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the Exchange Bonds called for redemption. See "Description of Exchange Bonds--Optional Redemption
Form of Bonds	One or more global securities held in the name of DTC in a minimum denomination of $1,000 and any integral multiple thereof.
Trustee	Citibank, N.A.
Security
The Exchange Bonds are secured by a direct first lien on all real estate, physical plants, distribution systems and franchises that we now own or may own in the future, subject to certain conditions. See "Description of Exchange Bonds--Security" for more information
Risk Factors
Investing in our securities involves substantial risks. See "Risk Factors" for a description of certain of the risks you should consider before deciding whether to tender your outstanding Restricted Bonds for exchange.
Absence of Public Market
There is no established trading market for the Exchange Bonds, and there can be no assurance regarding any future development of a trading market for the Exchange Bonds, the ability of holders of the Exchange Bonds to sell their bonds at all or the prices at which such holders may be able to sell their Exchange Bonds.

RISK FACTORS

        Participating in the exchange offer involves a number of risks. You should carefully consider all of the risks described below, together with the other information included or incorporated by reference in this prospectus. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition, and a corresponding decline in the market price of, or our ability to repay, the Exchange Bonds.

Risks Relating to Regulation

We are subject to substantial governmental regulation. Compliance with current and future regulatory requirements and procurement of necessary approvals, permits and certificates may result in substantial costs to us.

        We are subject to substantial regulation from federal, state and local regulatory agencies. We are required to comply with numerous laws and regulations and to obtain numerous authorizations, permits, approvals and certificates from the governmental agencies that regulate various aspects of our business, including customer rates, service regulations, retail service territories, sales of securities, asset acquisitions and sales and accounting policies and practices. We are unable to predict the impact on our operating results from future regulatory activities of these agencies.

        We are also subject to regulation by the SEC under the Public Utility Holding Company Act of 1935 (“PUHCA”). The rules and regulations promulgated under PUHCA impose a number of restrictions on the operations of registered utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve, in advance, securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions by utility companies of other businesses. PUHCA requires that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions, such as intercompany power sales contracts.

        We are unable to predict the impact of any future revision or changes in interpretations of existing regulations or the adoption of new laws and regulations applicable to us. Changes in regulation or the imposition of additional regulations could influence our operating environment and may result in substantial costs to us.

Rate regulation may delay or deny full recovery of costs.

        Our rates in West Virginia are set by the Public Service Commission of West Virginia ("WVPSC") through traditional (cost-based) regulated utility ratemaking. We have also filed a settlement with the WVPSC, whereby we agreed, in addition to other matters, not to file a rate case prior to January 1, 2005. This settlement however, has not yet been approved. In addition, as part of our efforts to spur deregulation in West Virginia, we (excluding Mountaineer) agreed to terminate our fuel clause (expanded net energy cost) effective July 1, 2000. We may not be able to recover increased, unexpected or necessary costs, including increased coal and other raw material costs, under the rate-making process. Even if we are able to recover such costs, there may be a significant delay between the time we incur such costs and the time we are allowed to recover them. Any such delay could have a material adverse effect on our results of operations and financial condition.

        In Ohio, we are required to provide generation at capped rates through 2005 to residential customers who do not choose an alternate electricity supplier, as well as to residential customers who return to us from alternative suppliers and to our smaller industrial and commercial customers. In addition, our T&D service in Ohio is also subject to rate caps for all residential and smaller industrial and commercial customers through 2005 and, thereafter, will be subject to traditional ratemaking. In Ohio, our generation and T&D rates for our larger industrial and commercial customers were subject to rate caps through 2003 based on a stipulation approved by PUCO, and we are currently disputing with PUCO whether these rate caps have terminated or remain in effect through 2005. As a result of this dispute, we continue to charge our larger industrial and commercial generation and T&D customers in Ohio capped rates. Thus, the rates we are allowed to charge may or may not match our expenses at any given time. While rate regulation in Ohio is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital, there can be no assurance that PUCO will judge all of our T&D or power supply costs to have been prudently incurred or that the regulatory process in which rates are determined will result in rates that will produce full recovery of our costs. In addition, even if PUCO increases the rates that we may charge, there may be a significant time delay between the time that we incurred the increased costs and the time at which we are able to charge increased rates. Any such delay could have a material adverse effect on our results of operations and financial condition.

Our costs to comply with environmental laws are significant, and the cost of compliance with future environmental laws could adversely affect our cash flow and profitability.

        Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, natural resources and site remediation. These laws and regulations require us to make capital expenditures and to incur other expenditures to, among other things, meet air emissions standards, conduct site remediation, perform environmental monitoring, purchase emission credits or allowances and modulate operations of our generating facilities in order to reduce emissions. Failure to comply with applicable environmental laws and regulations, even if caused by factors beyond our control, could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance. In addition, we may be required to expend significant resources defending ourselves against alleged violations of environmental laws and regulations. On May 20, 2004, we received a Notice of Intent to Sue from the Attorneys General of the States of Connecticut, New Jersey and New York and the Pennsylvania Department of Environmental Protection (PA DEP) alleging that we made modifications to several of our generating facilities in West Virginia without obtaining the requisite pre-construction permits and that these modifications resulted in increased emissions at each of the facilities in violation of the Prevention of Significant Deterioration provisions of the Clean Air Act. On September 8, 2004, we received a separate Notice of Intent to Sue from the Maryland Attorney General that essentially mirrors the earlier Notice. We are engaged in active discussions with the various parties, including the EPA, to resolve the issues raised by these Notices. If the issues are not resolved, the EPA, the Attorneys General and the relevant state authorities may commence litigation. On October 5, 2004, we received a Notice of Intent to Sue from Citizens for Pennsylvania's Future ("Penn Future") alleging opacity and particulate matter emissions in excess of permit limits at our Hatfield's Ferry facility. We have addressed Penn Future's allegations with the PA DEP and are in active negotiations with Penn Future; however, Penn Future may initiate litigation against us.

        In addition, we incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if we fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

        New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on our operations or require us to incur significant additional costs. Our current compliance strategy may not successfully address the relevant standards and interpretations of the future.

Shifting federal and state regulatory policies impose risks on our operations.

        Our operations are subject to regulatory policies that are evolving as a result of various legislative and regulatory initiatives regarding deregulation, regulation, or restructuring of the energy industry, including deregulation of the production and sale of electricity and the restructuring of transmission regulation. State or federal regulators may also take additional regulatory action as a result of the power outages that affected the Northeast and Midwest United States and Canada in August 2003. Any new requirements arising from such actions could lead to increased operating expenses and capital expenditures, which cannot be predicted at this time.

        Compulsory continuation of Ohio’s retail and small commercial generation rate caps beyond the original scheduled end of transition periods could have adverse consequences for us. We also could suffer adverse consequences if we lose our dispute with PUCO as to the application of rate caps to our larger industrial and commercial customers in Ohio. If retail generation rates are capped below the level at which power can be procured in the market, the power will be sold at a loss, as was the case with respect to certain commercial and industrial customers in Ohio, during the nine months ended September 30, 2004. Regulators and consumer and other groups have sought to extend retail rate-regulation in Ohio through the extension of the current rate cap regimes. We cannot predict to what extent these efforts will be successful.

Risks Relating to our Operations

We may be unable to take advantage of important financial incentives offered by regulators.

        Regulatory agencies sometimes provide utilities with financial incentives to engage in favored activities and transactions. For example, FERC has issued a policy statement to provide financial incentives to utilities for the construction of new transmission facilities or to transfer control over their transmission systems to independent entities such as Regional Transmission Organizations. Although we believe that our decision to transfer control of our transmission systems to PJM makes us eligible for the financial incentives adopted by FERC, we cannot predict whether we will actually receive these incentives or other incentives that may become available. Moreover, if we do receive such incentives, they may not be fully recoverable due to other regulatory restrictions, such as retail rate freezes, or other factors.

We may realize reduced margins on our transmission operations relative to historical results due to our participation in PJM.

        In order to comply with the FERC requirements designed to open access to the transmission network, we turned over functional control of our transmission facilities to PJM, via the PJM West arrangement, on April 1, 2002. Our historical transmission revenue exceeded revenue we collect solely from the base open access tariff rates that PJM charges. In connection with joining PJM, we obtained FERC's approval to collect a surcharge to recover the difference in the near term. We expect to collect the full surcharge amount by February 2005. Until we are able to increase our retail delivery rates in the various states in which we operate, our transmission revenue and margins could be reduced.

Power generation facilities are subject to unplanned outages and significant maintenance requirements.

        The operation of power generation facilities involves many risks, including the risks of a breakdown or failure of equipment, fuel interruption and performance below expected levels of output, performance or efficiency. We have experienced unforeseen outages at certain of our facilities, such as Unit No. 2 at Hatfield’s Ferry Power Station, which was damaged in a fire on November 3, 2003, and Unit No. 1 at Pleasants Power Station, which was damaged as a result of a generator failure on February 9, 2004. Hatfield’s Ferry Unit No. 2 returned to service on June 27, 2004 and Pleasants Unit No. 1 returned to service on June 11, 2004. If our facilities or the facilities of other parties upon which we are dependent operate below expectations, we may lose revenues or have increased expenses, including replacement power costs. Many of our facilities were originally constructed many years ago. Older equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to operate at peak efficiency or availability and is likely to require periodic upgrades and improvement.

        If we underestimate required maintenance expenditures, or are unable to meet required capital expenditure levels due to liquidity constraints, we may run the risk of incurring unplanned forced outages more frequently , which could ultimately lead to higher maintenance expenditures, otherwise increase our operating costs at our facilities, or obligate us to purchase power from third parties to meet our supply obligations.

Our revenues and results of operations are subject to risks beyond our control, including, but not limited to, accidents, storms, natural catastrophes and terrorism.

        Much of the value of our business consists of our portfolio of power generation and T&D assets. Our ability to conduct our operations depends on the integrity of these assets. The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events may exceed reserves established for such repairs, which may adversely impact our results of operations and financial condition. Although we have taken, and will continue to take, reasonable precautions to safeguard our assets, we cannot assure you that our assets will not face damage or disruptions beyond our reserves. In addition, in the current geopolitical climate, enhanced concern regarding the risks of terrorism throughout the economy may impact our operations in unpredictable ways. Insurance coverage may not cover or may inadequately cover risks of this nature.

Our operating results are subject to seasonal and weather fluctuations.

        Electric power generation is generally a seasonal business. Demand for electricity peaks during the summer and winter months, and demand for gas peaks during the winter months. Market prices also peak during these times in our markets. During periods of peak demand, the capacity of our generating facilities may be inadequate, which could require us to purchase power at a time when the market price for power is very high. Similarly, if we have inadequately hedged our gas requirements and are forced to buy natural gas in the spot market, which is generally volatile, we could be buying when supply is scarce and prices are high. In addition, we have historically generated less revenue when weather conditions are milder. Unusually mild weather in the future could adversely affect our results of operations and financial condition.

The supply and price of coal may impact our financial results.

We are dependent on coal for much of our electric generating capacity. Fluctuations in the price of coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity.

We have coal supply contracts in place that partially mitigate our exposure to negative fluctuations in coal prices. We cannot assure you, however, that the counterparties to these agreements will fulfill their obligations to supply coal to us. Our suppliers under these agreements may experience financial or technical problems which inhibit their ability to fulfill their obligations to us. In addition, the suppliers under these agreements may not be required to supply coal to us under certain circumstances, such as in the event of a natural disaster. If we are unable to obtain our coal requirements under these contracts, we may be required to purchase our coal requirements at higher prices, which could have a material adverse effect on our financial condition, cash flow and results of operations.

Risks Related to our Internal Controls and Procedures and Refocusing our Business

Our internal controls and procedures have been substantially deficient and we continue to expend significant resources to correct these weaknesses.

        In August 2002, Allegheny’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), advised Allegheny that it considered Allegheny’s and its subsidiaries’, including Monongahela Power’s, internal controls to have material weaknesses. The term “material weakness” refers to a deficiency in an organization’s internal controls, in which the design or operation of a component of internal control does not reduce to a relatively low level the risk that a material misstatement may be contained in the organization’s financial statements. These material weaknesses and related accounting errors led to delays in the production of our and Allegheny’s financial statements for certain periods in 2002 and 2003. These delays in turn led to delays in the filing of our 2002 annual report and certain quarterly reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under agreements governing our indebtedness, which resulted in technical defaults under certain debt agreements. As of and since January 23, 2004, we and Allegheny are current in our respective Exchange Act reporting obligations. In March 2004, PwC advised Allegheny’s Audit Committee that although management had made significant progress in addressing the specific control weaknesses previously identified, not all of these deficiencies had been remedied, and certain internal control weaknesses remained. We have implemented corrective actions to mitigate risks, including the continued development and implementation of new internal control policies, processes, and procedures to identify and remediate weaknesses and improve internal controls.

        If we cannot rectify these material weaknesses through remedial measures and improvements to our systems and procedures, management may encounter difficulties in timely assessing business performance and identifying strategic and oversight issues. In addition, if our efforts to improve internal controls and procedures are not successful, we could experience further reporting deficiencies and be unable to comply on a timely basis with the requirements relating to internal controls set forth in the Sarbanes-Oxley Act of 2002.

Refocusing our business subjects us to risks and uncertainties.

        Since the second half of 2002, we have been reassessing our position within the energy industry, the business environment, and our relative strengths and weaknesses. As a result of this reassessment, management implemented significant changes to our operations as part of Allegheny’s overall strategy to function as an integrated utility company, to the extent practicable and permissible under relevant regulatory constraints. For example, we have reduced the size of our workforce, begun selling or closing underperforming lines of business and made substantial changes to our senior management. Additional changes to our business are being and will be considered from time to time as management seeks to strengthen our financial performance. These changes may be disruptive to our established organizational culture and systems. In addition, consideration and planning of strategic changes diverts management attention from day-to-day operations. There can be no assurance that we will ultimately be successful in transitioning our business model.

As part of our refocused strategy, we may engage in sales of assets and businesses; however, market conditions and other factors may hinder this strategy.

        As part of the refocusing of our strategy, we are seeking to sell certain assets and businesses in order to focus on our core businesses. On August 4, 2004, we entered into a definitive agreement to sell our natural gas operations in West Virginia, including Mountaineer, MGS and our West Virginia Power Gas Services assets, in connection with which we recorded a charge against earnings to write-down our investment in our natural gas operations to the expected net proceeds from the sale. The write-down resulted in a charge against earnings of $35.1 million, before income taxes ($20.7 million net of income taxes). Sale prices for energy assets and businesses have decreased and could remain weak due to prevailing conditions in the market for these assets and businesses. Asset sales under such conditions could result in the incurrence of substantial losses. Buyers may also find it difficult to obtain financing to purchase saleable assets. As part of any asset sale, we face challenges associated with valuing the assets correctly, limiting our retained liabilities, environmental or otherwise, and the diversion of management and other resources away from continuing operations.

        Several factors specific to us could render asset sales particularly challenging. We are subject to regulations, which can impose delays and structuring complications on asset sale transactions. Potential buyers may be reluctant to enter into agreements to purchase assets from us if they believe that required consents and approvals will result in significant delays or uncertainties in the transaction process.

We may fail to realize the benefits that we expect from our cost-savings initiatives.

        As part of our refocused strategy, we have undertaken and expect to continue to undertake cost-savings initiatives. As part of these programs, we have reduced our workforce through a voluntary early retirement option program and selected staff reductions, which collectively resulted in a charge to our earnings. As a result of our efforts, we expect to realize cost savings in the future. However, we cannot assure you that we will realize these cost savings or other benefits and, even if we realize the benefits of our cost savings initiatives, any cash savings that we achieve may be offset by environmental compliance and higher fuel, operating and maintenance costs. Also, we may erroneously reduce our workforce below a level needed to effectively manage our business and service our customers. Our failure to realize the anticipated benefits of our cost-savings initiatives could have a material adverse effect on our business, results of operations and financial condition.

Other Risks Relating to Monongahela Power

We may be required to make significant contributions to satisfy underfunded pension liabilities.

        All of our workforce is employed by Allegheny Energy Service Corporation (“AESC”). Through AESC, we are responsible for our share of pension and retirement benefit costs. Allegheny’s underfunded pension liabilities have increased in recent periods due to declining interest rates and financial market performance, and because of implementation of early retirement initiatives to reduce headcount. During the nine months ended September 30, 2004, Allegheny made voluntary contributions of $27.6 million to its pension plans, including $0.2 million to the Supplemental Executive Retirement Plan (“SERP”). As of September 30, 2004, Allegheny anticipates contributing an additional $0.1 million to the SERP in 2004, for a total contribution to pension plans during 2004 of $27.7 million. Minimum required funding contributions are anticipated to increase beyond 2004. However, these anticipated mandatory contributions will change in the future if Allegheny’s assumptions regarding prevailing interest rates change or if actual investments underperform or out-perform expectations. Our share of the Allegheny pension funding in 2004 is approximately 21.5%.

We are currently involved in significant litigation that, if decided adversely to us, could materially adversely affect our results of operations, cash flows and financial condition.

        We are currently involved in a number of lawsuits, including lawsuits relating to asbestos and other hazardous materials. We intend to vigorously defend against these claims, but the results of these lawsuits cannot be determined. Adverse outcomes for us in these lawsuits could require significant expenditures by us and could have a material adverse effect on our financial condition, cash flows and results of operations.

Changes in technology may adversely affect our business by making our generation facilities less competitive or by decreasing the demand for our T&D services.

        Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production for these technologies, thereby making our generating facilities less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect our T&D business. Changes in technology could also alter the channels through which retail electric customers buy power, which could adversely affect our T&D business.

Energy companies are subject to adverse publicity, which may render us vulnerable to negative regulatory and litigation outcomes.

        The energy sector has been the subject of recent highly publicized allegations of misconduct. Adverse publicity of this nature may render legislatures, regulatory authorities and tribunals less likely to view energy companies, such as Monongahela Power, favorably and may cause us to be susceptible to adverse outcomes with respect to decisions by such bodies. Any significant power outages, such as those that affected the Northeast and Midwest United States and Canada in August 2003, could exacerbate negative sentiment regarding the energy industry.

We are dependent on our ability to successfully access capital markets. An inability to access capital may adversely affect our business.

        We rely on access to the capital markets as a source of liquidity and to satisfy any of our capital requirements that are not satisfied by the cash flow from our operations. Capital market disruptions, or a downgrade in our credit ratings, could increase the cost of borrowing or could adversely affect our ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

•	recession or an economic slowdown;
•	the bankruptcy of one or more energy companies;
•	significant increases in the prices for oil or other fuel;
•	a terrorist attack or threatened attacks; or
•	a significant transmission failure.

The financial and other difficulties of our parent company, Allegheny, could adversely affect our credit ratings and our ability to access the capital markets.

        Our parent company, Allegheny, has experienced significant challenges to its business since the late 1990s. Allegheny’s liquidity has been severely strained, and its results of operations have been negatively impacted, as a result of deregulation initiatives, the deterioration of the energy trading market, the identification of material weaknesses in its internal controls and a downgrading of its credit ratings below investment grade, which resulted in covenant violations in material energy trading contracts and credit facilities and restricted access to the capital markets. In response to these challenges, Allegheny hired new senior management for itself and its subsidiaries, including Monongahela Power, and has taken a number of actions to stabilize its liquidity. As the sole holder of our common stock, Allegheny is currently our only source of equity capital. In addition, we engage in transactions with Allegheny’s other subsidiaries, including AE Supply, in the ordinary course of business. All personnel of Allegheny, including those responsible for conducting our business, are employed by AESC. We paid costs for services provided by AESC that totaled $212.3 million in 2003. Any inability of Allegheny to successfully execute its strategy for liquidity improvement and financial stabilization could have an adverse effect on our credit ratings or our ability to access the capital markets. The dividends we pay are a significant contribution to Allegheny’s cash resources and support the ability of Allegheny to service its debt.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

        Our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, and general economic conditions, and financial and business conditions. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including one or more series of the Exchange Bonds;
•	obtain additional financing;
•	sell some of our assets or operations;
•	reduce or delay capital expenditures and acquisitions; or
•	revise or delay our strategic plans.

        If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements and financial and other contractual obligations or that these actions will be permitted under the terms of our various debt instruments and the Indenture governing the Restricted Bonds and the Exchange Bonds.

Risks Relating to the Exchange Offer and Holding the Exchange Bonds

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        The Exchange Bonds are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Bonds, that you will be able to sell your Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.

        We do not intend to apply for listing or quotation of the Exchange Bonds on any securities exchange or stock market, although our Restricted Bonds trade on The Portal Market. The liquidity of any market for the Exchange Bonds will depend on a number of factors, including:

•	the number of holders of Exchange Bonds;
•	our operating performance and financial condition;
•	our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the Exchange Bonds; and
•	prevailing interest rates.

The sale of the collateral securing the Exchange Bonds may provide insufficient proceeds to satisfy all of the obligations secured by the collateral.

        The Exchange Bonds will be collateralized by a lien, subject to certain exceptions, on all of the real estate, physical plants, distribution systems and franchises that we now own or may own in the future. The value of this property in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and other factors. Some or all of the property securing the Exchange Bonds may be illiquid, may have no readily ascertainable market value or may not be saleable on a timely basis or at all. If the proceeds of the sale of the collateral are not sufficient to repay all amounts due on the Exchange Bonds, your right to obtain the shortfall from us may be limited.

Holders of Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.

        Delivery of Exchange Bonds in exchange for Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Bonds into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Bonds for exchange. Restricted Bonds that are not tendered or that are tendered but not accepted for exchange, will continue to be subject to the existing transfer restrictions under the Securities Act following consummation of the exchange offer. Upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Restricted Bonds” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds.”

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the last five years in the period ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003.

	Year Ended December 31,									Nine Months Ended September 30,
	2003(1)		2002		2001		2000		1999	2004		2003(1)
	(Dollars in Millions)
Earnings:
Income from continuing
operations	$72.0	(2)	$32.4	(2)	$79.3	(3)	$91.9	(4)	$92.3	$4.3	(3)	$60.3	(2)
Fixed charges (see
below)	45.7		45.4		47.5		43.9		36.0	33.7		34.7
Income taxes	39.2	(2)	8.3	(2)	32.0	(3)	50.6	(4)	40.7	(1.2	)(3)	10.7	(2)
Amortization of
capitalized interest	--		0.2		0.1		--		--	--		--
Income distributions of
equity investee	2.8		3.2		7.7		8.6		--	2.8		2.4
Less: capitalized
interest	--		(2.6)		(1.9)		(0.5)		--	--		--
Less: income from
unconsolidated
equity investee	(4.8)		(4.3)		(5.0)		(5.9)		--	(4.5)		(3.6)

Total earnings (as defined)	$154.9		$82.6		$159.7		$188.6		$169.0	$35.1		$104.5

Fixed Charges:
Interest expensed and
capitalized	$44.4		$43.4		$44.7		$40.6		$34.6	$32.8		$33.6
Estimated interest
component of rental
expense	1.3		2.0		2.8		3.3		1.4	0.9		1.1

Total fixed charges (as
defined)	$45.7		$45.4		$47.5		$43.9		$36.0	$33.7		$34.7

Ratio of Earnings to Fixed
Charges	3.39x		1.82x		3.36x		4.30x		4.69x	1.04x		3.01x

1	Includes $48.1 million gain for the reapplication of the provisions of SFAS No. 71.
2	Excludes the cumulative effect of an accounting change and discontinued operations.
3	Excludes the effect of discontinued operations.
4	Excludes the effect of an extraordinary charge and discontinued operations.

SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited financial statements and related notes found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (“2003 10-K”), our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 and our Current Report on Form 8-K filed on December 6, 2004, (the "December 2004 8-K"), which are incorporated by reference in this prospectus. The selected financial data for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 is derived from our audited financial statements. Certain amounts for these periods have been reclassified to discontinued operations. The selected financial data for the nine months ended September 30, 2004 and 2003 is derived from our unaudited interim financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial position of the unaudited interim period. Results for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.

	Year Ended December 31,(1), (2)					Nine Months Ended September 30, (1)
	2003	2002	2001	2000(3)	1999(4)	2004		2003
	(Dollars in Millions)
Summary of Operations:
Total operating revenues	$718.9	$695.5	$704.9	$722.1	$673.3	$511.7		$537.0
Operating expenses	$633.8	$621.5	$561.0	$547.9	$513.9	$482.6		$500.9
Operating income	$85.1	$74.0	$143.9	$174.2	$159.4	$29.1		$36.0
Income from continuing operations	$72.0	$32.4	$79.3	$91.9	$92.3	$4.3		$60.3
Income (loss) from discontinued
operations	$9.2	$1.3	$10.2	$2.7	$--	$(15.3)		$8.0
Net income (loss)	$80.7	$(81.7)	$89.5	$31.5	$92.3	$(11.1)		$67.8

Balance Sheet Data:
Short-term debt	$53.6	$--	$14.3	$37.0	$--	$--		$--
Long-term debt due within one year	3.4	65.9	30.4	100.0	65.0	--		57.0

Notes and bonds(5)	--	690.1	--	--	--	3.3	(6)	690.3

Total short-term debt	$57.0	$756.0	$44.7	$137.0	$65.0	$3.3	(6)	$747.3

Long-term debt and quarterly
income debt securities(5)	$715.5	$28.5	$784.3	$606.7	$503.7	$770.7	(7)	$28.5
Long-term capital leases	12.2	14.3	11.6	11.1	0.7	9.7		13.2

Total long-term obligations	$727.7	$42.8	$795.9	$617.8	$504.4	$780.4	(7)	$41.7

Total assets	$2,073.1	$2,042.2	$2,017.2	$2,005.7	$1,626.4	$2,090.5		$1,874.2

Preferred stock	$74.0	$74.0	$74.0	$74.0	$74.0	$74.0		$74.0

Total common stockholder's equity	$513.5	$477.6	$629.6	$707.9	$579.0	$476.8		$518.4

Cash Flow Data:
Cash flows from operations	$117.9	$178.4	$197.2	$205.4	$169.5	$82.4		$84.1

Cash flows used in investing	$(78.7)	$(89.4)	$(107.6)	$(310.9)	$(178.0)	$(41.0)		$(61.9)

Cash flows (used in) from financing	$(50.4)	$(38.3)	$(88.8)	$105.4	$10.5	$(58.7)		$(28.0)

1	As described in note 2 to our consolidated financial statements included in the December 2004 8-K, we recorded adjustments in 2003 and 2002 to correct accounting errors made in prior periods. Of the $2.6 million charge to net income in 2003, $2.1 million was recorded during the first quarter of 2003. We also recorded an adjustment increasing net income by $2 million during the first nine months ended September 30, 2004 to correct for intercompany allocation and other errors in 2003 and 2002. Our management concluded that those errors were not material, either individually or in the aggregate, to our financial statements and, accordingly, we did not restate our financial statements.
2	See notes 1-3, 4-6, 8, 17 and 18 to our consolidated financial statements included in the December 2004 8-K for factors and transactions that affect trends and comparability of financial data for the years 2001, 2002 and 2003.
3	In August 2000, we acquired Mountaineer for approximately $326 million.
4	In December 1999, we acquired West Virginia Power Company for approximately $95 million.
5	As discussed in note 3 to our consolidated financial statements included in the December 2004 8-K, $690.1 million of long-term debt at December 31, 2002 was classified as short-term as a result of debt covenant violations. As of December 31, 2003, these violations had been cured and the debt was reclassified as long-term.
6	Represents current portion of long-term debt reclassified to liabilities associated with assets held for sale.
7	Includes $86.7 million of long-term debt reclassified to liabilities associated with assets held for sale.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the Restricted Bonds on June 9, 2004, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Bonds for bonds of the same series that are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest (“liquidated damages”) to the holders of the Restricted Bonds if:

•	the registration statement is not filed on or prior to December 6, 2004;
•	the registration statement is not declared effective by April 5, 2005;
•	the exchange offer is not consummated within 45 days of such registration statement being declared effective; or
•
the registration statement is filed and declared effective but ceases to be effective or fails to be usable for the purpose of exchanging Exchange Bonds for Restricted Bonds without being succeeded within 20 business days by a post-effective amendment that cures the failure and is itself declared effective within ten business days.

        The exchange offer is not being made to holders of Restricted Bonds in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on  ? , 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $120.0 million aggregate principal amount of Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof to all holders of Restricted Bonds known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Bonds, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

        Restricted Bonds tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Bonds

        You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC. Your tender of Restricted Bonds, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Bonds for exchange pursuant to the exchange offer, you must transmit an agent’s message to Citibank N.A., as exchange agent, at the address listed below under the heading “—Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Bonds into the exchange agent’s account at DTC, along with an agent’s message.

        The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

        If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender your Restricted Bonds in the exchange offer, you should promptly instruct the registered holder of your Restricted Bonds to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.

        Either Monongahela Power or the exchange agent, in each case in its sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any tender either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Bonds in the exchange offer). Any interpretation by Monongahela Power or the exchange agent of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Bonds for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.

        By tendering Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer and (iii) you are acquiring the Exchange Bonds in your ordinary course of business.

        If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such Exchange Bonds to be acquired pursuant to the exchange offer, you or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

        By delivering an agent’s message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Bonds, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders, that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds. Holders of Exchange Bonds will not receive any payment in respect of accrued interest on Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of Exchange Bonds for Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC.

        If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and related agent’s message to DTC, together with delivery by DTC to, and receipt by the exchange agent of, the related agent’s message, will be deemed to be a valid tender.

Withdrawal Rights

        For a withdrawal of a tender of Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that such bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under “Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange unless they are validly retendered. No Exchange Bonds will be issued in exchange for Restricted Bonds that are withdrawn unless the Restricted Bonds so withdrawn are validly retendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Bonds in exchange for, any Restricted Bonds and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Restricted Bonds:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;
(b)
there is instituted or threatened any action or proceeding in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development occurs in any existing action or proceeding with respect to us which materially impairs our ability to proceed with the exchange offer; or
(c)	we do not obtain all governmental approvals that we deem necessary for the consummation of the exchange offer.

        We may assert the foregoing conditions, which are for our sole benefit, regardless of the circumstances giving rise to any condition. We may waive the foregoing conditions in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed Citibank N.A. as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

Citibank N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. on the Expiration Date:

For Information Call:

By Facsimile Transmission
(for Eligible Institutions only):

Confirm by Telephone:

Fees and Expenses

        The principal solicitation is being made by mail by Citibank, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone expenses, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent registered public accounting firm. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Bonds.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Bonds in the exchange offer unless you instruct us to register Exchange Bonds in the name of, or request that Restricted Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and you should consult your own legal advisors with respect to those matters.

        If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds under the Securities Act.

        Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders of Exchange Bonds, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Restricted Bonds, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the Exchange Bonds, or any participating broker-dealer who purchased the Restricted Bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;
•	will not be able to tender its Restricted Bonds in the exchange offer; and
•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Bonds, unless the sale or transfer is made under an exemption from those requirements.

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.

        Each holder of Restricted Bonds who wishes to exchange such Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

•	it is not our affiliate;
•
it is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the Exchange Bonds to be issued in the exchange offer; and
•	it is acquiring the Exchange Bonds in its ordinary course of business.

        In addition, in connection with resales of Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS

        We issued $120.0 million aggregate principal amount of 6.70% First Mortgage Bonds due 2014 (the “Restricted Bonds”) in June 2004, and we will issue up to $120.0 million aggregate principal amount of 6.70% First Rate Mortgage Bonds (the “Exchange Bonds”) in exchange for a like amount of Restricted Bonds in the exchange offer. The Restricted Bonds were issued under an indenture dated as of August 1, 1945 between us and Citibank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee (the “Trustee”), as amended and supplemented by various supplemental indentures, including the 85th Supplemental Indenture, dated as of June 9, 2004 (the “Indenture”). The Exchange Bonds will also be issued pursuant to the Indenture. As of the date of this prospectus, we have $490 million aggregate principal amount of first mortgage bonds outstanding under the Indenture. The Exchange Bonds will rank equal in right of payment with our other existing or future first mortgage bonds.

        The terms “Bond” and “Bonds,” as used in this description, refer to both the Restricted Bonds and the Exchange Bonds. The statements herein concerning the Bonds and the Indenture are a summary, do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture. These statements make use of defined terms and are qualified in their entirety by express reference to the Indenture, including the 85th Supplemental Indenture, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the Bonds special protection in the event of a highly leveraged transaction.

        In our June 2004 offering of Restricted Bonds, purchasers consented to an amendment to Article IX of the Indenture, Section 1(j) of which provides that an event of default will occur on our first mortgage bonds if a final judgment for the payment of money in excess of $100,000 is rendered against us or one of our subsidiaries, and we or such subsidiary do not discharge or appeal the judgment within 30 days of its date of entry. Purchasers in the June 2004 offering were deemed to have consented to change the amount of the judgment contemplated in that event of default from $100,000 to $25 million. By exchanging Restricted Bonds for Exchange Bonds in the exchange offer, you will also be deemed to consent, without any further action by you or the holders of any other first mortgage bonds of any series created after the date of this prospectus or by the holders of any senior note or exchange note that is secured by first mortgage bonds, to amend the Indenture to change the amount of the judgment contemplated in that event of default from $100,000 to $25 million. This amendment will become effective on the earliest date on which either (a) none of the Company’s existing first mortgage bonds are outstanding, or (b) upon the vote of holders of outstanding first mortgage bonds as provided in the Indenture.

Payment of Principal and Interest

        The Restricted Bonds and the Exchange Bonds, together, will initially be limited to $120.0 aggregate principal amount and will mature on June 15, 2014. The Indenture permits us to “re-open” the offering of bonds in this series of First Mortgage Bonds due 2014 without the consent of the holders of the Restricted Bonds or the Exchange Bonds. Accordingly, the principal amount of Exchange Bonds may be increased in the future on the same terms and conditions and with the same CUSIP number as the Exchange Bonds being offered in the exchange offer. The Exchange Bonds will bear interest at the rate of 6.70% per year and at that same rate per year on any overdue principal or interest due on the Exchange Bonds. Interest on each Exchange Bond will accrue from the last date on which interest was paid on the Restricted Bond surrendered in the exchange offer. If no interest has been paid on that Restricted Bond, interest will accrue from June 9, 2004. Interest will be payable on a semi-annual basis on June 15 and December 15 of each year. The Restricted Bonds bear interest from their date of issuance, and the first interest payment will be made on December 15, 2004. We will make payments of interest on the Exchange Bonds to the persons in whose name the Exchange Bonds are registered at the close of business on the last business day prior to such interest payment date, provided that, if the Exchange Bonds in global form are exchanged for certificated Exchange Bonds, the interest payment will be sent to the persons in whose name the Exchange Bonds are registered at the close of business on the day that is 10 days prior to such interest payment date. See “ — Certificated Securities.” If any interest payment date falls on a day that is not a business day, the interest payment date will be the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will make payments of principal and interest on the Exchange Bonds to DTC, as depositary, which will receive the funds for distribution to the beneficial holders of the Exchange Bonds. We expect that the holders of the Exchange Bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Monongahela Power nor any paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC in making payments to holders of the Exchange Bonds in global form from the funds it receives.

Optional Redemption

        We may, at our option, redeem the Exchange Bonds in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the Exchange Bonds to be redeemed, plus accrued interest to the redemption date, or
•
as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 50 basis points, plus accrued interest to the redemption date.

        The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

        “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

        “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or
•	if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

        “Quotation Agent” means the Reference Treasury Dealer appointed by us.

        “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., and its successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

        “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

        We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Exchange Bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Exchange Bonds or portions of the Exchange Bonds called for redemption.

Form, Exchange and Transfer

        See “Book-Entry Delivery and Form” for procedures regarding transfers of beneficial interests in the Bonds when they are in the form of global securities.

        The Exchange Bonds will be issued in one or more global securities held by DTC, in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof.

        You may have your Exchange Bonds broken into more Exchange Bonds of smaller denominations or combined into fewer Exchange Bonds of larger denominations, as long as the total principal amount is not changed. This is called an “Exchange.” (Article II, Section 8)

        You may exchange or transfer Exchange Bonds at the office of the entity performing the role of maintaining the list of registered holders, known as the “Security Registrar,” or at the office of any transfer agent designated by us for that purpose. (Article II, Section 10)

        You will not be required to pay a service charge to transfer or exchange Exchange Bonds, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar or transfer agent, as applicable, is satisfied with your proof of ownership. (Article II, Section 10)

        If we redeem less than all of the Exchange Bonds, we may block the transfer or exchange of Exchange Bonds during the period beginning five days before any interest payment or redemption date for such Exchange Bonds. We may also refuse to register transfers or exchanges of Exchange Bonds selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Exchange Bonds being partially redeemed. (Article II, Section 10)

Security

        The Exchange Bonds are secured by the Indenture, which establishes a direct first lien on all the real estate, physical plants, distribution systems and franchises that we now own or may own in the future.

This lien is subject to:
•	statutory liens;
•	taxes;
•	other permitted liens and encumbrances; and
•	the rights of others to certain after-acquired property. (Article I, Definitions)
•	This lien does not extend to:
•	any bills;
•	notes;
•	accounts receivable;
•	cash;
•	agreements;
•	unpledged securities;
•	materials and supplies not installed as part of our fixed property; and
•	certain other assets. (Ninth Paragraph, Excepted Property, Preamble)

Issuance of Additional First Mortgage Bonds

Additional first mortgage bonds may be issued in an amount up to:
•	60% of the net bondable value (which we estimate was approximately $393 million on September 30, 2004) of property additions that are not subject to an unfunded prior lien (Article III, Section 4);
•	the principal amount of first mortgage bonds that have been, or will be, retired (Article III, Section 6); and
•	the amount of any cash deposited with the Trustee. (Article III, Section 5)

        Additional first mortgage bonds may not be issued unless our net earnings over a certain period (12 out of the 15 preceding months) that are available for interest, after a provision for depreciation but before income taxes, are at least twice the annual interest charges on all first mortgage bonds and prior lien first mortgage bonds then outstanding and any first mortgage bonds applied for. (Article III, Section 3)

        Cash that we have deposited for an issue of first mortgage bonds may be withdrawn in an amount equal to either:

•	60% of the net bondable value of property additions that are not subject to a prior lien, or
•	the aggregate principal amount of certain bonds that have been retired or will be retired.

        We are offering the Exchange Bonds on the basis of an equal amount of Restricted Bonds that will be retired. (Article VIII, Section 3)

Release of Property

        The Indenture provides that, subject to various limitations, we may transfer or otherwise dispose of any property (other than prior lien bonds) subject to the lien of the Indenture, upon the basis of:

•	cash deposited with the Trustee;
•	purchase money obligations on the property to be released, delivered to the Trustee;
•
bonds or other interest-bearing obligations, deposited with the Trustee, issued pursuant to law in whole or part payment for the property to be released by a municipal corporation or other governmental subdivision; or
•	prior lien bonds delivered to the Trustee. (Article VII, Section 3)

Mergers and Similar Events

        We are generally permitted under the Indenture to consolidate or merge with another company or firm. We are also permitted under the Indenture to sell substantially all of our assets to another firm or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	where we merge out of existence or sell or lease our assets, the merger, sale of assets or lease may not affect the direct first lien on all the real estate and franchises that we now own or may own in the future, and the other firm must agree to be legally responsible for the Bonds, and
•	the merger, sale of assets or other transaction must not cause a default on the Bonds, and we must not already be in default. (Article XII, Sections 1 and 3)

Modification

        There are three methods of modifying the Indenture and the Exchange Bonds.

        Changes Requiring Your Approval. First, there are two changes that cannot be made to your Exchange Bonds without your specific approval:

•	any change which will permit the extension of the time or times of payment of the principal of or interest on, the Exchange Bonds, or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of principal of, or the interest on, the Exchange Bonds; and
•	any reduction in the percentage of holders of Exchange Bonds and Restricted Bonds, together, whose consent is needed to modify or amend the Indenture. (Article XV, Section 6)

        Changes Requiring Supermajority Vote. The second type of change to the Indenture and the Bonds is the kind that requires a vote in favor by holders of Exchange Bonds and Restricted Bonds, together, owning at least 75% of the principal amount of the total amount of outstanding Exchange Bonds and Restricted Bonds and, if not all series are affected, a vote in favor by holders of Exchange Bonds and Restricted Bonds, together, owning at least 75% of the principal amount of each affected series. Most changes fall into this category. (Article XV, Section 6)

        Changes Not Requiring Bondholder Consent. The following changes can be made without the consent of the holders of the Exchange Bonds or Restricted Bonds:

•	closure of the Indenture or restrictions on our ability to issue additional Exchange Bonds or Restricted Bonds;
•	additions to our covenants and agreements under the Indenture;
•	transfer to the Trustee of additional property to be subject to the lien of the Indenture;
•
modifications of any provision of the Indenture which relieve us from any of our obligations under the Indenture, provided that such modifications shall not have the effect of impairing any of the rights of holders of the Exchange Bonds or Restricted Bonds then outstanding; and
•	changes for any other purpose not inconsistent with the Indenture or corrections or supplements to any defect or inconsistent provision in the Indenture. (Article XIV, Section 1)

Events of Default

        You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

         What is an Event of Default?

        The term “Event of Default” for the Exchange Bonds means any of the following:

•	we do not pay the principal on an Exchange Bond on its due date;
•	we do not pay interest on an Exchange Bond on its due date, and such non-payment continues for a period of 60 days;
•	we do not deposit any improvement and sinking, renewal and replacement or similar fund payment on its due date, and such non-payment continues for a period of 60 days;
•
we remain in breach of a covenant of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent to us by either the Trustee or to us and the Trustee by holders of at least 15% of the Exchange Bonds and Restricted Bonds, together;
•
we do not pay the principal on any prior lien bond on its due date, or we do not pay any interest due on a prior lien bond on its due date, and such non-payment continues beyond any grace period specified in the prior lien securing such prior lien bond;
•	we file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur and continue beyond certain specified grace periods;
•
a final judgment for the payment of money in excess of $100,000 shall be rendered against us or one of our subsidiaries, and we or such subsidiary do not discharge or appeal the judgment within 30 days of its date of entry; or
•
our corporate franchise terminates by operation of law and substantially all of our properties and assets are not, within 120 days, transferred to a successor corporation pursuant to the terms of Article XII of the Indenture. (Article IX, Section 1)

        See the introduction to "Description of the Exchange Bonds" for a discussion of a proposed amendment to Article IX, Section 1(j) of the Indenture.

Remedies if an Event of Default Occurs

        If an Event of Default has occurred and has not been cured, the Trustee or the holders of at least 25% in principal amount of all Exchange Bonds and Restricted Bonds, together, may declare the entire principal amount of all the Exchange Bonds and Restricted Bonds to be due and immediately payable. A declaration of acceleration of maturity in certain cases may be cancelled by the holders of at least a majority in principal amount of the Bonds. (Article IX, Section 1)

        Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding Bonds of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. (Article XIII, Section 1)

        Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Exchange Bonds, the following must occur:

•	you must give the Trustee written notice that an Event of Default has occurred and remains uncured;
•
the holders of 25% in principal amount of all outstanding Exchange Bonds and Restricted Bonds, together, must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and
•	the Trustee must have refused or neglected to take action within a reasonable time and after receipt of the notice and offer of indemnity.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your Exchange Bonds on or after its due date. (Article IX, Section 12)

        We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Exchange Bonds, or else specifying any default.

Concerning the Trustee

        Citibank, N.A. is the Trustee. We and our affiliates maintain lending, depository and other normal banking relationships with Citibank, N.A. and its affiliates. Citibank, N.A. is an affiliate of one of the initial purchasers of the Restricted Bonds.

Book-Entry Delivery and Form

        Except as described below, the Exchange Bonds will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.

        Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is not the case with securities held for the accounts of customers registered in the names of nominees for such customers. These payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Bonds as to which such participant or participants has or have been given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bond among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Monongahela Power nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange bolds only if (i) DTC notifies us that is unwilling or unable to continue as a depositary or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act, (ii) we, in our sole discretion, determine that the Global Bonds shall be exchangeable for certificated Exchange Bonds or (iii) an event of default shall have occurred and be continuing under the Indenture. Upon any such exchange, certificated Exchange Bonds shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC’s relevant participants (as identified by DTC) to the Trustee.

Registration Rights

        We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Bonds, at our cost to:

•	on or before December 6, 2004, file a registration statement for Exchange Bonds (the exchange offer registration statement) with identical terms to the Restricted Bonds except that the Exchange Bonds will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;
•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective on or before April 5, 2005;
•	use our reasonable best efforts to keep the exchange offer registration statement effective for a period of 180 days from the closing of the exchange offer, and
•
use our reasonable best efforts to cause the exchange offer to be on the earliest practicable date after the exchange offer registration statement has become effective, but consummated not later than 45 calendar days following the effectiveness of the exchange offer registration statement.

Shelf Registration

         If:

(1)	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or
(2)	upon notice to us by any holder in specified circumstances; and
(3)	we are eligible to use Securities Act Form S-3,

         we will, in addition to or instead of effecting the registration of the Exchange Bonds pursuant to the exchange offer registration statement, as the case may be,

(1)	on or prior to 90 days after the earlier of any event in (1) or (2) above, file with the SEC a shelf registration statement covering resales of the Restricted Bonds;
(2)
use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than 180 days after the date on which we become obligated to file the shelf registration statement;
(3)
use our reasonable best efforts to keep the shelf registration statement effective for at least two years, or such shorter period of time that will terminate when all of the securities covered by such registration statement have been sold; and
(4)
use our reasonable best efforts to ensure that the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement conforms with the requirements of the Securities Act.

        We will, in the event of the filing of a shelf registration statement, provide to each holder of Restricted Bonds that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of Restricted Bonds that sells the Restricted Bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification obligations.

Defaults; Additional Interest

        If a registration default, which means one of the following events, occurs:

•	the exchange offer registration statement has not been filed with the SEC on or prior to December 6, 2004;
•	the exchange offer registration statement is not declared effective on or prior to April 5, 2005;
•	the exchange offer is not consummated on or prior to the 45th calendar day following effectiveness of the exchange offer registration statement;
•	if required, a shelf registration statement with respect to the Restricted Bonds is not filed with the SEC on or prior to the date specified above;
•	if required, a shelf registration statement with respect to the Restricted Bonds is not declared effective on or prior to the date specified above; or
•
either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose without being succeeded within 20 business days by a post-effective amendment to such registration statement or a successor registration statement that cures such failure and that is itself declared effective by the SEC within 10 business days, then additional interest will accrue on the Restricted Bonds, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period until all registration defaults have been cured, but in no event shall such rate exceed 0.50% per annum. Accrual of interest shall cease upon cure of all registrations defaults, but the obligation to pay accrued but unpaid interest will remain. We will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

Governing Law

        The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of Exchange Bonds received in exchange for Restricted Bonds that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus to resales of the Exchange Bonds must notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

        Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances.

        If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

        We will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those bonds or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Exchange Bonds. Any broker-dealer that resells Exchange Bonds received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Exchange Bonds may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of Exchange Bonds and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to be admitting that it is an “underwriter” within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make upon request thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the anticipated material United States federal income tax consequences of the exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker dealers, insurance companies, expatriates, tax-exempt organizations, or persons that are, or hold their bonds through, partnerships or other pass-through entities), or to persons who hold the Exchange Bonds as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. This summary deals only with persons who hold the Exchange Bonds as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders should consult their tax advisors as to the particular United States federal tax consequences to them of the offer, as well as the effects of state, local and non-United States tax laws.

        The exchange of Exchange Bonds for Restricted Bonds pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the Exchange Bonds received by a holder will be treated as a continuation of the Restricted Bonds in the hands of such holder. Accordingly, the exchanging holder will have the same tax basis, holding period and interest income in respect of the Exchange Bonds as it would have had in respect of the Restricted Bonds surrendered in the exchange offer.

LEGAL MATTERS

        The validity of the Exchange Bonds offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The financial statements and financial statement schedule incorporated in this prospectus by reference to Monongahela Power Company’s Current Report on Form 8-K dated December 6, 2004 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

Monongahela Power Company
800 Cabin Hill Drive
Greensburg, Pennsylvania 15601
Attention: Investor Relations
Phone: (724) 838-6196

        In order to obtain timely delivery, you must request the information no later than _______________, 2005, which is five business days before the expiration date of this exchange offer.

INCORPORATION BY REFERENCE

        We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003;
•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and
•	Our current report on Form 8-K filed with the SEC on December 6, 2004.

        All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption “Available Information.”

        Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Offer to Exchange
$120,000,000 Aggregate Principal Amount of
6.70% First Mortgage Bonds due 2014
that have been registered under
the Securities Act of 1933
for
Outstanding 6.70% First Mortgage Bonds due 2014

of

MONONGAHELA POWER COMPANY

Prospectus

Dated __, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

        Section 1701.13(E)(1) of the Ohio General Corporations law provides that a corporation may indemnify or agree to indemnify a director or officer of a corporation who was, is or is threatened to be made a party to an action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 1701.13(E)(2) provides that a corporation may also indemnify a director or officer who was, is or is threatened to be made a party to any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity, against expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of: (i) claims, issues or matters as to which such person is adjudged liable for negligence or misconduct unless the court of common pleas or the court in which such action or suit was brought determines that, in view of the circumstances, such person is reasonably entitled to indemnity or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 (Unlawful Loans, Dividends and Distribution of Assets). Any indemnification under Sections 1701.13(E)(1) or (E)(2), unless ordered by a court, must be made by the corporation only as authorized on a case-by-case basis, upon a determination that the director or officer met the proper standard of conduct. Such determination will be (a) by a majority vote of a quorum of directors not party to the action, (b) if such quorum is not obtainable or a majority of disinterested directors so directs, in a written opinion by independent legal counsel, (c) by the shareholders or (d) by the court of common pleas where the action, suit or proceeding was brought.

        Furthermore, Section 1701.13(3) provides that, to the extent a director or officer has been successful on the merits or otherwise, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with the action, suit or proceeding.

        Article VI of the Code of Regulations of Monongahela Power Company provides for indemnification of directors and officers and reflects the provisions of Section 1701.13.

         Directors’ and officers’ liability insurance is carried in the amount of $90 million, with a $2.5 million corporate retention.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Numbers	Description	Filed or Incorporated by Reference to
3.1	Charter of the Company, as amended	Exhibit (a)(3)(i) to the Form 10-Q of the for the period ended September 30, 1995
3.2	Code of Regulations, as amended April 14, 2003	Exhibit 3.2 to the Form 10-K of the Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K")
4.1	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders*
Exhibit 7(f) to the Form 8-K dated July 15, 1992
Exhibit 7(b) to the Form 8-K filed September 1, 1992
Exhibit 4(b) to the From 8-K filed November 14, 1997
Exhibit 2(b)(i) to the Form 8-K filed October 2, 2001
4.2	Indenture, dated as of May 15, 1995, between Monongahela Power Company and The Bank of New York, as Trustee	Exhibit 4(a) to the Form 8-K filed June 21, 1995
4.3
	Supplemental Indenture, dated as of June 9, 2004, between Monongahela Power Company and Citibank, N.A. (ultimate successor to City Bank Farmers Trust Company) as Trustee under the Indenture dated as of August 1, 1945 (including the form of Exchange Bond)	To be filed by amendment
4.4
	Registration Rights Agreement, made and entered into as of June 9, 2004, by Monongahela Power Company, and Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as representatives of the Initial Purchasers	To be filed by amendment
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment.
23.1	Consent of Independent Accountants	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)	To be filed by amendment
24	Power of Attorney	See signature page hereof
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Forms of Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	To be filed by amendment

* Certain Supplemental Indentures, which do no more than subject property to the lien of the above Indentures, have been omitted as they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the SEC with copies of such Supplemental Indentures upon request.

Item 22.	Undertakings.

        The undersigned registrant hereby undertakes:

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(4)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greensburg, Commonwealth of Pennsylvania, on December 6, 2004.

MONONGAHELA POWER COMPANY BY: /S/ PAUL J. EVANSON —————————————— Name:Paul J. Evanson Title: Chairman and Chief Executive Officer

Each of the undersigned officers and directors of Monongahela Power Company, an Ohio corporation, hereby constitutes and appoints Jeffrey D. Serkes and David B. Hertzog, and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement relating to the same offering which may be filed under Rules 415 or 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/	PAUL J. EVANSON —————————— Paul J. Evanson	Chairman, chief Executive Officer and Director	December 6, 2004

/S/	JOSEPH H. RICHARDSON —————————— Joseph H. Richardson	President and Director (Principal Executive Officer)	December 6, 2004

/S/	JEFFREY D. SERKES —————————— Jeffrey D. Serkes	Vice President and Director (Principal Financial Officer)	December 6, 2004

/S/	JOHN P. CAMPBELL —————————— John P. Campbell	Director	December 6, 2004

/S/	THOMAS R. GARDNER —————————— Thomas R. Gardner	Controller (Principal Accounting Officer)	December 6, 2004

EXHIBIT INDEX

Exhibit Numbers	Description	Filed or Incorporated by Reference to
3.1	Charter of the Company, as amended	Exhibit (a)(3)(i) to the Form 10-Q of the for the period ended September 30, 1995
3.2	Code of Regulations, as amended April 14, 2003	Exhibit 3.2 to the Form 10-K of the Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K")
4.1	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders*
Exhibit 7(f) to the Form 8-K dated July 15, 1992
Exhibit 7(b) to the Form 8-K filed September 1, 1992
Exhibit 4(b) to the From 8-K filed November 14, 1997
Exhibit 2(b)(i) to the Form 8-K filed October 2, 2001
4.2	Indenture, dated as of May 15, 1995, between Monongahela Power Company and The Bank of New York, as Trustee	Exhibit 4(a) to the Form 8-K filed June 21, 1995
4.3
	Supplemental Indenture, dated as of June 9, 2004, between Monongahela Power Company and Citibank, N.A. (ultimate successor to City Bank Farmers Trust Company) as Trustee under the Indenture dated as of August 1, 1945 (including the form of Exchange Bond	To be filed by amendment
4.4
	Registration Rights Agreement, made and entered into as of June 9, 2004, by Monongahela Power Company, and Citigroup Global Markets Inc. and Scotia Capital (USA) Inc., as representatives of the Initial Purchasers	To be filed by amendment
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
23.1	Consent of Independent Accountants	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP included in Exhibit 5.1	To be filed by amendment
24	Power of Attorney	See signature page hereof
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	To be filed by amendment

* Certain Supplemental Indentures, which do no more than subject property to the lien of the above Indentures, have been omitted as they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the SEC with copies of such Supplemental Indentures upon request.